- --------------------------------------------------------------------------------


                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                  __________________

                                       FORM S-8

                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                  GRAPHIX ZONE, INC.
                                ---------------------
                (Exact name of registrant as specified in its charter)

                                       Delaware
                                    --------------
            (State or other jurisdiction of incorporation or organization)

                                      33-0697932
                                  ------------------
                         (I.R.S. employer identification no.)


42 Corporate Park, Suite 200, Irvine, California                    92606
- ------------------------------------------------                   --------
    (Address of principal executive offices)                      (Zip code)

                                1996 Stock Option Plan
                  Non-Qualified Stock Option Granted to Frank Cutler
                  --------------------------------------------------
                               (Full title of the plan)

               Charles R. Cortright, Jr., 42 Corporate Park, Suite 200,
                               Irvine, California 92606
                      -----------------------------------------
                       (Name and address of agent for service)

                                    (714) 833-3838
            (Telephone number, including area code, of agent for service)



                                                       CALCULATION OF REGISTRATION FEE

Title of Securities          Amount To Be             Proposed Maximum          Proposed Maximum         Amount of
  To Be Registered            Registered         Offering Price Per Share      Aggregate Offering       Registration
                                                                                     Price                   Fee
- ------------------------------------------------------------------------------------------------------------------------------------
   Common Stock              2,530,000(1)                  $5.25(2)                 $13,282,500          $4,580.18

(1) Consists of 2,500,000 shares under the 1996 Stock Option Plan and 30,000 shares under the Non-Qualified Stock Option granted to
    Frank Cutler.
(2) Calculated in accordance with Rule 457(h)(1).


- ------------------------------------------------------------------------------------------------------------------------------------


                                       PART II

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE.

       The registrant incorporates the following documents by reference in this Registration Statement:

       (a) The registrant's Registration Statement on Form S-4 originall filed on March 25, 1996, File No. 333-2642;

       (b) A description of securities from the registrant's Registration Statement on Form S-4, File No. 333-2642; and

       (c) All other documents filed by registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold.

ITEM 4.      DESCRIPTION OF SECURITIES.

       Not applicable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.

       Not applicable.

ITEM 6.      INDEMNIFICATION OF OFFICERS AND DIRECTORS.

       The registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The registrant's Bylaws provide that the registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

       Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.

       Not applicable.

ITEM 8.      EXHIBITS.

       3.1   Certificate of Incorporation of registrant(1).

       3.2   Bylaws(1).

       5 Opinion of Snell & Wilmer L.L.P. regarding legality of shares being issued(2).

       10.1  1996 Stock Option Plan(1).

       10.2  Non-Qualified Stock Option granted to Frank Cutler(1).

       24 Consent of Snell & Wilmer L.L.P. (contained in its opinion filed as Exhibit 5 to this Registration Statement(2).

_______________
(1)    Incorporated by reference from Form S-4, File No. 333-2642.
(2)    Filed herewith.

ITEM 9.      UNDERTAKINGS.

       The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 29th day of July, 1996.

                                       GRAPHIX ZONE, INC.



                                  By: /S/CHARLES R. CORTRIGHT, JR.
                                      --------------------------------------
                                       Charles R. Cortright, Jr., President

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 29, 1996.

             SIGNATURE                           TITLE
             ---------                           -----

/S/CHARLES R. CORTRIGHT, JR.           President (principal executive officer)
- --------------------------------       and Director
Charles R. Cortright, Jr.


/S/ANGELA C. CORTRIGHT                 Executive Vice President, Secretary and
- --------------------------------       Director
Angela C. Cortright


/S/NORMAN H. BLOCK                     Chief Financial Officer (principal
- --------------------------------       financial and accounting officer)
Norman H. Block


/S/THOMAS C. K. YUEN                   Director
- --------------------------------
Thomas C. K. Yuen


/S/RONALD S. POSNER                    Chairman of the Board and Director
- --------------------------------
Ronald S. Posner




/S/C. RICHARD KRAMLICH                 Director
- --------------------------------
C. Richard Kramlich



/S/DOUGLAS GLEN
- --------------------------------       Director
Douglas Glen

                               GENERAL PLAN DESCRIPTION
                                 AS OF JULY 29, 1996

                                  GRAPHIX ZONE, INC.

                                1996 STOCK OPTION PLAN

       This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

GENERAL INFORMATION

       Graphix Zone, Inc. ("Company") adopted its 1996 Stock Option Plan ("Plan") to attract, retain, reward and encourage the Company's key employees, directors, consultants and advisors by granting them options to purchase shares of the Company's Common Stock. These options may take the form of "incentive stock options" as defined in section 422 of the Internal Revenue Code of 1986, as amended ("Code"), or options that are not intended to be incentive stock options ("non-qualified options"), or both. A copy of the Plan is attached to this General Plan Description as EXHIBIT A. The Plan is not subject to provisions of the Employee Retirement Income Security Act of 1974. No options may be granted under the Plan after January 17, 2006, although options granted prior to expiration of the Plan may continue to be exercisable after that date.

       The Plan is administered by a committee ("Committee") of the Company's Board of Directors. The Committee is selected by the Board, and presently consists of Charles R. Cortright, Jr. and Ronald S. Posner, the Company's President and Chairman of the Board, respectively. Additional information about the Plan and its administrators may be obtained by contacting, orally or in writing:

                     Graphix Zone, Inc.
                     42 Corporate Park, Suite 200
                     Irvine, California  92606-5134
                     Attn: Chief Financial Officer
                     (714) 833-3838

PLAN SECURITIES

       Plan participants receive options to purchase shares of the Company's Common Stock, without par value. Options to purchase up to 2,500,000 shares of Common Stock may be granted under the Plan. Of this amount, options to purchase 927,618 shares are outstanding as of the date of this General Plan Description.

ELIGIBLE PARTICIPANTS

       Any employee, director, consultant or advisor who is in a position to make a significant contribution to the success of the Company is eligible to receive options, although only "employees" as defined in the Code are eligible to receive incentive stock options.

OPTION TERMS, EXERCISABILITY AND PAYMENT

       The Committee has broad authority to set the terms of any particular option, including the exercise price, term and vesting period. Generally, however, options granted under the Plan have an exercise price equal to the fair market value on the date of grant and may be exercised during the ten-year period following the date of grant. Options generally vest over three years, with 25% vesting on the date of grant, and additional 25% increments vesting each year thereafter. Options may be exercised by the payment of the exercise price in cash, although the Committee may, if it chooses, permit exercise by delivery of shares of the Company's Common Stock have a fair market value equal to the exercise price. In the case of non-qualified options, the Company may also require payment by the exercising holder of an amount sufficient to satisfy any federal, state or local withholding tax requirements.

       Each person who is a Committee member on July 1 of each year is automatically granted on that date a non-qualified option ("Committee NQO") to purchase 25,000 shares of Common Stock at fair market value on that date. Committee NQOs vest as to one-half (1/2) of the total amount six (6) months from the date of grant and as to the remaining one-half (1/2) twelve (12) months from the date of grant.

       Upon termination of any participant's employment or engagement with the Company for any reason, all non-vested options immediately terminate, and all vested options terminate if not exercised within three months of termination, except that such three-month period shall be a twelve-month period in the case of termination by reason of death.

FEDERAL INCOME TAX CONSIDERATIONS

       Holders of non-qualified options do not realize income as a result of a grant of an option, but normally realize compensation income upon exercise of a non-qualified option to the extent that the fair market value of the shares of Common Stock on the date of exercise of the non-qualified option exceeds the exercise price paid. The Company will be required to withhold taxes on ordinary income realized by an optionee upon the exercise of a non-qualified option.

       Holders of incentive stock options will not be considered to have received taxable income upon either the grant of an option or its exercise. Upon the sale or other taxable disposition of the shares, long-term capital gain will normally be recognized on the full amount of the difference between the amount realized and the option exercise price paid if no disposition of the shares has taken place within either (a) two years from the date of grant of the option or
(b) one year from the date of transfer of the shares to the optionee upon exercise. If the shares are sold or otherwise disposed of before the end of the one-year or two-year periods, the holder of the incentive stock option must include the gain realized as ordinary income to the extent of the lesser of (1) the fair market value of the option stock minus the option price, or (2) the amount realized minus the option price. Any gain in excess of these amounts, presumably, will be treated as capital gain. The Company will be entitled to a tax deduction in regard to an incentive stock option only to the extent the optionee has ordinary income upon the sale or other disposition of the option shares. Upon the exercise of an incentive stock option, the amount by which the fair market value of the purchased shares at the time of exercise exceeds the option price will be an "item of tax preference" for purposes of computing the optionee's alternative minimum tax for the year of exercise. If the shares so acquired are disposed of prior to the expiration of the one-year or two-year periods described above, there should be no "item of tax preference" arising from the option exercise.

INFORMATION INCLUDED

       Attached to this General Plan Description are copies of the following documents:

       Exhibit A     -  1996 Stock Option Plan
       Exhibit B     -  Joint Proxy Statement/Prospectus dated June 11, 1996

INFORMATION AVAILABLE UPON REQUEST

       Copies of the following documents are available without charge upon oral or written request as described in GENERAL INFORMATION above, and such documents are incorporated by reference to this General Plan Description:

       1. All reports filed by the Company with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for periods beginning June 30, 1996.

       2. A description of the Company's Common Stock as contained in a registration statement filed by the Company with the Securities and Exchange Commission.

                            GENERAL DESCRIPTION OF OPTION

                                  GRAPHIX ZONE, INC.

                          NON-QUALIFIED STOCK OPTION GRANTED
                                   TO FRANK CUTLER


       This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

GENERAL INFORMATION

       Graphix Zone, Inc. ("Company") issued a Non-Qualified Stock Option ("Option") to Frank Cutler on July 1, 1994. Mr. Cutler is an independent business and financial consultant to the Company and the purpose of the Option is to provide incentive and reward to Mr. Cutler for assisting the Company in general business and financial matters. Additional information about the Option may be obtained by contacting, orally or in writing:

                     Graphix Zone, Inc.
                     42 Corporate Park, Suite 200
                     Irvine, California 92606
                     Attn: Chief Financial Officer
                     (714) 833-3838

OPTION SECURITIES

       The Option gives Mr. Cutler the right to purchase up to 30,000 shares of the Company's Common Stock, without par value.

OPTION TERMS, EXERCISABILITY AND PAYMENT

       The Option is fully vested and the Option term is for ten years. The exercise price is $3.43 per share and the Option exercise price must be paid in cash. The Option is not transferable by Mr. Cutler.

FEDERAL INCOME TAX CONSIDERATIONS

       Mr. Cutler does not realize income as a result of the grant of the Option, but normally will realize compensation income upon exercise of the Option to the extent that the fair market value of the shares of Common Stock on the date of exercise of the Option exceeds the exercise price paid. The Company may be required to withhold taxes on ordinary income realized by Mr. Cutler upon the exercise of the Option.

INFORMATION INCLUDED

       Attached to this General Plan Description are copies of the following documents:

       Exhibit A -   Non-Qualified Stock Option
       Exhibit B -   Joint Proxy Statement/Prospectus dated June 11, 1996

INFORMATION AVAILABLE UPON REQUEST

       Copies of the following documents are available without charge upon oral or written request as described in GENERAL INFORMATION above, and such documents are incorporated by reference to this General Plan Description:

       1. All reports filed by the Company with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for periods beginning June 30, 1996.

       2. A description of the Company's Common Stock as contained in a registration statement filed by the Company with the Securities and Exchange Commission.